Exhibit (23)-(4)



[WE LETTERHEAD]







November 14, 1997




Wisconsin Electric Power Company
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201

Ladies and Gentlemen:

I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement on Form S-3 relating to First Mortgage Bonds and Debt Securities which you are filing under the Securities Act of 1933. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/A. William Finke
-------------------
A. William Finke
Counsel of the Company

MES/jmd